Exhibit 8.2

August 17, 2010

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

To those concerned:

We have acted as counsel to Hewitt Associates, Inc., a Delaware corporation (“Hewitt”), in connection with the proposed merger (the “Merger”) of Alps Merger Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of Aon Corporation, a Delaware corporation (“Aon”), with and into Hewitt with Hewitt surviving (the “Surviving Corporation”) and, immediately following the Merger, the merger (the “Subsequent Merger” and together with the Merger, the “Transactions”) of the Surviving Corporation with and into Alps Merger LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aon (“Merger LLC”), with Merger LLC surviving, all pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010 (the “Merger Agreement”), among Aon, Merger Sub, Merger LLC and Hewitt.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the registration statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by Aon on July 26, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the officer’s certificates of Hewitt and Aon dated as of the date hereof (the “Representation Letters” and together with the Merger Agreement and the Registration Statement the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of officers and representatives of Hewitt and Aon delivered to us, including the Representation Letters, and, with respect to any representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief” of Hewitt or Aon or any other person or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case without such qualification, and, as to all matters for which a person or entity has represented that such person or entity does not have any plan or intention, there is no such plan or intention.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we hereby confirm that the statements of law contained in the Registration Statement under the heading “The Merger—Material United States Federal Income Tax Consequences” constitute our opinion.

This opinion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof.  No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, possibly with retroactive effect, that the IRS will agree with this opinion or that, if the IRS were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law,

or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusions expressed herein.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Transactions.  Our opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement.  It may not be relied upon for any other purpose or by any other person or entity without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “The Merger—Material United States Federal Income Tax Consequences” in the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Debevoise & Plimpton LLP